Exhibit 16

March 4, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently independent accountants for TransCommunity Financial Corporation and, under the date of January 29, 2004, we reported on the consolidated financial statements of TransCommunity Financial Corporation as of and for the years ended December 31, 2003 and 2002. On February 28, 2005, TransCommunity Financial Corporation notified us that TransCommunity’s auditor-client relationship with S. B. Hoover & Company, L.L.P. will cease upon completion of the audit of TransCommunity Financial Corporation’s consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon. We have read TransCommunity Financial Corporation’s statements included under Item 4.01 of its Form 8-K dated February 28, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with TransCommunity Financial Corporation’s statement that the change was determined by the Audit Committee and ratified by the Board of Directors.

Very truly yours,

/s/ S. B. Hoover & Company, L.L.P.